Exhibit 19

Policy Name:	Insider Trading Policy
Department:	Legal
Last Updated:	January 2025
Last Reviewed:	January 2025

INSIDER TRADING POLICY

Policy Name:	Insider Trading Policy
Department:	Legal
Last Updated:	January 2025
Last Reviewed:	January 2025

Scope
This Insider Trading Policy (this “Policy”) applies to Coeur Mining, Inc. and its direct and indirect subsidiaries (collectively, “Coeur” or the “Company”). This Policy applies to: (1) members of the Board of Directors and officers of Coeur; (2) all employees of Coeur; (3) any consultant, representative, or independent contractor who knows material, non-public information regarding Coeur and is so notified; and (4) anyone who lives in the household of an individual satisfying any criteria of (1)-(3) above (other than household employees) and any family members who do not live in the household but whose transactions in the securities of Coeur are directed by an individual satisfying any criteria of (1)-(3) above or are subject to influence or control of an individual satisfying any criteria of (1)-(3) above as well as any entities that are influenced or controlled, including any corporations, partnerships or trusts, by an individual satisfying any criteria of (1)-(3) above (collectively, “Coeur Insiders”).
Purpose
The purpose of this Policy is to prevent trading in securities of the Company by Coeur Insiders, or improper tipping related to such trades or potential trades, while Coeur Insiders are aware of material nonpublic information.
Content

BACKGROUND INFORMATION
What is insider trading?
Insider trading is generally understood to be:
•trading while aware of material, non-public information;
•disclosing, or “tipping”, material, non-public information to others or recommending the purchase or sale of securities on the basis of such information; or
•assisting someone who is engaged in any of the foregoing activities.

Who is an insider?	An “insider” is a person who, by virtue of their relationship with a company, possesses, or has access to, material, non-public information.

Policy Name:	Insider Trading Policy
Department:	Legal
Last Updated:	January 2025
Last Reviewed:	January 2025

What is material information?
In general, information should be regarded as material if there is likelihood that it would be considered important by an investor in making a decision to buy, hold or sell securities. There are various categories of information that would almost always be regarded as material, such as:
•earnings, revenue, or similar financial information;
•unpublished financial reports or projections;
•news of a significant pending acquisition or disposition of assets, proposed merger, exchange offer, or tender offer;
•events affecting Coeur’s capital structure (such as share repurchase programs, dividend declarations or stock splits);
•significant write-offs of mining properties;
•significant variations in financial results or production from Company estimates;
•changes in senior management or key personnel;
•new equity or debt offerings, redemptions or repurchases;
•litigation exposure or institution of, or developments in, major litigation, investigations or regulatory actions or proceedings that, in either case, are likely to result in material liability;
•major environmental incidents;
•bankruptcy, extraordinary borrowing or liquidity problems;
•defaults under material agreements or actions by creditors, clients, or suppliers related to a company’s credit rating;
•significant cybersecurity event; or
•interruption of production or other aspects of the Company’s business as a result of an accident, fire, natural disaster, civil unrest, labor dispute or any major shut-down.

Policy Name:	Insider Trading Policy
Department:	Legal
Last Updated:	January 2025
Last Reviewed:	January 2025

When is information considered “public”?
Non-public information is information that is not generally known or available to the public. We consider information to be available to the public (“publicly available”) only when:
•it has been released to the public by the Company through appropriate channels (e.g., press release or Securities and Exchange Commission (“SEC”) filing); and
•enough time has elapsed to permit the securities markets to absorb the information (generally, after market open on the New York Stock Exchange (“NYSE”) on the second full trading day following public disclosure).

What are the penalties for engaging in insider trading?
•Under U.S. securities laws, individuals may be subject to imprisonment for up to 20 years, criminal fines of up to $5 million and civil fines of up to three times the profit gained or loss avoided.
•The Company may also be required to pay significant civil or criminal penalties.
•Failure to comply with this Policy may also subject Coeur Insiders to disciplinary action imposed by Coeur, up to and including termination.

Policy Name:	Insider Trading Policy
Department:	Legal
Last Updated:	January 2025
Last Reviewed:	January 2025

SPECIFIC RESTRICTIONS
What insider trading restrictions apply to me?
•All Coeur Insiders who are aware of any material, non-public information concerning the Company may not engage in any transaction in the Company’s securities until the date the information is publicly available (or until such time as the information is no longer material, such as a major transaction the Company decides not to pursue).
•In addition, no Coeur Insider, who, in the course of working for Coeur, learns of material non-public information about a company with which Coeur does business, including a customer or supplier of Coeur or prospective parties to acquisitions or divestitures or other transactions, may trade in that company’s securities until the information becomes public or is no longer material. See also “What if I become aware of material, non-public information regarding other companies?” below.
•No Coeur Insider may disclose (“tip”) material, non-public information regarding the Company to any other person where such information may be used by such person to his or her benefit by trading in the securities of the Company, nor shall any Coeur Insider make any recommendations or express any opinions as to trading in the Company’s securities to any other person on the basis of material, non-public information.
•In addition, Designed Individuals (as defined below) are subject to additional restrictions detailed below.

What Coeur securities are subject to the policy?
•This policy applies to transactions in all Coeur securities, including Coeur’s common stock, options to purchase common stock, or any other type of securities that Coeur may issue, including (but not limited to) preferred stock, notes, convertible debentures and warrants, as well as derivative securities that are not issued by Coeur, such as exchange-traded put or call options or swaps relating to securities of Coeur.
•For the purposes of this policy, and as discussed in further detail below, references to “transactions” in securities of Coeur include, among other things: purchases and sales of Coeur securities in public markets; sales of Coeur securities obtained through the exercise of employee stock options granted by the Company, including broker-assisted cashless exercise of an option; or making gifts of Coeur securities (including charitable donations). For exceptions, see the section titled “Limited Exceptions to Insider Trading Policy Restrictions” below.

Policy Name:	Insider Trading Policy
Department:	Legal
Last Updated:	January 2025
Last Reviewed:	January 2025

Can I enter into short sale, hedging or derivative securities transactions involving Coeur securities?
•No. Coeur Insiders are prohibited from selling Coeur common stock short or engaging in transactions involving Coeur-based derivative securities, including hedging transactions. However, holding and exercising options or other derivative securities granted under Coeur’s equity compensation plans is not prohibited by this policy, as described below.
•“Derivative securities” are put and call options, straddles, warrants, stock appreciation rights, or similar rights whose value is derived from the value of an equity security, such as Coeur common stock.

Can I hold Coeur securities in margin accounts or pledge Coeur securities?	•No. Coeur Insiders are prohibited from holding Coeur securities in a margin account or pledging Coeur securities as collateral for a loan.
Can I use standing or limit orders for transactions in Coeur securities (and if so, for how long)?
•A standing order placed with a broker to sell or purchase stock at a specified price may leave you with no control over the timing of the transaction and, if executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading.
•Standing, or limit, orders in Coeur securities should be used only for limited periods that do not extend into closed trading windows (as described below).
•A standing order incorporated into a 10b5-1 plan approved by the Company is permitted.

Are transactions in Coeur securities by Coeur subject to this Policy?
•From time to time, Coeur may engage in transactions in securities of Coeur. It is Coeur’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in securities of Coeur.

Policy Name:	Insider Trading Policy
Department:	Legal
Last Updated:	January 2025
Last Reviewed:	January 2025

ADDITIONAL PROHIBITIONS AND PROCEDURES FOR DESIGNATED INDIVIDUALS
What are trading windows and who do they apply to?
•If a Coeur Insider is notified by the Company’s Legal Department (a “Designated Individual”), they (and any family members and controlled entities of such Coeur Insider) may engage in transactions in Coeur securities other than transactions described in the “Exceptions to Insider Trading Policy Restrictions” below only during specified periods of time (or “trading windows”), while not aware of material, non-public information and subject to pre-clearance (as discussed below).
•Coeur’s regular trading windows begin at market open on the second full NYSE trading day following the filing of Company financial results for the preceding fiscal quarter or year with the SEC on Form 10-K or Form 10-Q and end on the 14th day prior to the end of the fiscal quarter or year. Note that if the trading window closes on a non-trading day (i.e., a Saturday, Sunday or NYSE holiday), the trading window will close on the completion of the immediately preceding full trading day.
•All Designated Individuals will be notified by the Company’s Legal Department as to the timing of opening and closing of trading windows.

Policy Name:	Insider Trading Policy
Department:	Legal
Last Updated:	January 2025
Last Reviewed:	January 2025

What are special trading blackouts and who do they apply to?
•From time to time, the Company may initiate a special trading blackout due to developments that involve material, non-public information (such as a significant event or transaction).
•In such cases, the Company’s Legal Department will notify the applicable Designated Individuals (or other Coeur Insiders) that transactions involving Coeur securities are prohibited until further notice.
•Individuals made aware of these prohibitions should not disclose the existence of a special trading blackout to others, as doing so would have the effect of preventing others from trading as well.

Am I required to get Legal Department’s pre-clearance for transactions in Coeur securities?
•All Designated Individuals must inform and obtain pre-clearance from the Company’s Legal Department at least 2 trading days in advance of when they (or any family members or controlled entities of such Coeur Insider) intend to engage in any transactions involving Coeur securities other than transactions described in the “Exceptions to Insider Trading Policy Restrictions” below. In addition, although transactions pursuant to a Rule 10b5-1 Plan (as defined and discussed below) are generally permitted without pre-clearance and outside open windows, entry, modification and/or termination of any such plan requires pre-clearance (as described below).
•Pre-clearance is generally provided for transactions occurring within the next 5 trading days. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in securities of Coeur and should not inform any other person of the restriction.
•The pre-clearance policy applies even if any Designated Individual (or any family members or controlled entities of such Coeur Insider) is initiating a transaction while the trading window is open and while not aware of material, non-public information.
•In addition, even if a transaction is pre-cleared, if any Coeur Insider becomes aware of material non-public information before the transaction is completed, such Coeur Insider cannot proceed with the transaction.

Policy Name:	Insider Trading Policy
Department:	Legal
Last Updated:	January 2025
Last Reviewed:	January 2025

LIMITED EXCEPTIONS TO INSIDER TRADING POLICY RESTRICTIONS
Are certain transactions under Coeur’s equity compensation plans excluded from the requirements of this Policy?
•Exercises of stock options granted under the Company’s equity compensation plans for cash or on a net-share settlement basis are not subject to this Policy because there is no market transaction involved; however, this exception does not include a broker-assisted cashless exercise of stock options or a subsequent sale of the shares acquired pursuant to the exercise of stock options.
•Vesting of restricted stock and vesting/settlement of restricted stock units and the withholding by the Company of securities to satisfy tax withholding requirements under equity compensation plans associated with such vesting/settlement are not prohibited by this Policy.

What are Rule 10b5-1 Plans and are they permitted under this Policy?
•Rule 10b5-1 under the Securities Exchange Act of 1934 provides an affirmative defense against insider trading allegations if trades occur pursuant to a pre-arranged written trading plan that meets specified conditions (a “Rule 10b5-1 Plan”) even if the transactions under the trading plan occur at a time when an insider has learned material, non-public information or a trading window has closed.
•To satisfy the requirements of Rule 10b5-1, a Coeur Insider must enter into a binding contract, instruction or a written plan that specifies the amount, price and date on which securities are to be purchased or sold, and these arrangements must be established at a time when the Coeur Insider is not aware of material non-public information (and, with respect to Designated Individuals, during an open trading window and subject to pre-clearance).
Specific guidelines for entering into Rule 10b5-1 Plans are provided in Schedule 1 to this Policy.

Policy Name:	Insider Trading Policy
Department:	Legal
Last Updated:	January 2025
Last Reviewed:	January 2025

POLICIES REGARDING THE USE, DISCLOSURE AND PROTECTION OF MATERIAL, NON-PUBLIC INFORMATION
What are the restrictions regarding use and disclosure of Coeur material, non-public information?
•Under no circumstances may any Coeur Insider use material, non-public information about the Company for their personal benefit.
•Except as specifically authorized or in the performance of regular corporate duties, under no circumstances may a Coeur Insider disclose material, non-public information to anyone, including family, relatives or business or social acquaintances or other Coeur Insiders.
•In maintaining the confidentiality of material, non-public information, no Coeur Insider shall affirm or deny statements made by others, either directly or through electronic means, if such affirmation or denial would result in the disclosure of material, non-public information.
Questions concerning what is or is not material, non-public information should be directed to the Company’s Legal Department.

What if I become aware of material, non-public information regarding other companies?
•In the ordinary course of doing business, Coeur Insiders may come into possession of material, non-public information with respect to other companies. If a Coeur Insider receives any such information, they have a duty not to disclose the information to others and not to use that information in connection with securities transactions involving such other company.
•Coeur Insiders may not engage in transactions, directly or indirectly through family members or other persons or entities, involving the securities of any other company (including, without limitation, a current or prospective Company customer, supplier, joint venture participant, partner, or party to a potential corporate development transaction) unless they are certain that they do not possess any material, non-public information about that company (such as information about a major contract or merger being negotiated). Information that is not material to Coeur may be material to the other company.
If a Coeur Insider uncertain whether it is permissible to trade in the securities of another company, they should contact the Company’s Legal Department.

Policy Name:	Insider Trading Policy
Department:	Legal
Last Updated:	January 2025
Last Reviewed:	January 2025

How do I prevent misuse or unauthorized disclosure of sensitive information?
When a Coeur Insider is involved in a matter or transaction which is sensitive and, if disclosed, could reasonably be expected to be material to the Company or any other company involved in the transaction, that individual should take precautions to prevent misuse or unauthorized disclosure of such information. Such measures may include the following:
•Maintaining files securely;
•Avoiding the discussion of confidential matters in areas where the conversation could possibly be overheard;
•Not gossiping about Company affairs; and
•Restricting the copying and distribution of sensitive documents within the Company.

What if I inadvertently disclose material, non-public information?	If material, non-public information regarding the Company is inadvertently disclosed, no matter what the circumstances, by any Coeur Insider, the person making or discovering that disclosure should immediately notify the Company’s Legal Department.
What should I do if I receive an inquiry regarding material, non-public information?
When an inquiry is received regarding information that may be material, it should be referred, without comment, to the Company’s Investor Relations Department. Please refer to the Company’s External Communications (Investor Relations) Policy for additional information.

Policy Name:	Insider Trading Policy
Department:	Legal
Last Updated:	January 2025
Last Reviewed:	January 2025

ADDITIONAL SECURITIES LAW MATTERS FOR CERTAIN COEUR INSIDERS
What if I am considered a Company “insider” under the Securities Exchange Act?
•Directors, officers and greater than 10% beneficial owners of the Company’s common stock (each, a “Section 16 Insider”) are required to comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act.
•The Company has provided a summary memorandum to Section 16 Insiders regarding compliance with Section 16 and its related rules.

What if I am considered a Company “affiliate” under Rule 144 of the Securities Act?
•Directors and executive officers may be deemed to be an “affiliate” of the Company. Consequently, shares of Company common stock held by affiliates may be considered to be “restricted securities” or “control securities”, the sale of which are subject to compliance with Rule 144 under the Securities Act of 1933, as amended (or any other applicable exemption under the federal securities laws).
•Rule 144 places limits on the number of shares affiliates may be able to sell and provides that certain procedures must be followed before affiliates can sell shares of Company common stock.
Please contact the Company’s Legal Department for more information regarding Rule 144.

POST-TERMINATION TRANSACTIONS
This Policy continues to apply to transactions in Company securities even after an employee, officer or director has resigned or terminated employment or other services to the Company or a subsidiary. Accordingly, if the person who resigns or separates from the Company is in possession of material non-public information at that time, they may not trade in Company securities until the Company has disseminated that information to the public or that information has otherwise ceased to be material. The pre-clearance procedures specified above, however, will cease to apply to transactions in securities of Coeur upon the expiration of any blackout period applicable at the time of the termination of service.
Questions/Administration
The Company strongly encourages any Coeur Insider who has questions about this Policy or trading in Coeur securities to contact the Company’s Legal Department. All directors, officers and other employees subject to the procedures set forth in this Policy must certify their understanding of, and intent to comply with, this Policy on an annual basis.

This Policy has been adopted by the Coeur Board of Directors. Material amendments are subject to the further approval of the Board. Other amendments may be approved by the Chief Executive Officer in consultation with the General Counsel.

Policy Name:	Insider Trading Policy
Department:	Legal
Last Updated:	January 2025
Last Reviewed:	January 2025

Supporting Policies/References
Schedule 1-- Guidelines For 10b5-1 Trading Plans (see page 14)
Code of Business Conduct and Ethics External Communications (Investor Relations) Policy
External Communications (Investor Relations) Policy

Policy Name:	Insider Trading Policy
Department:	Legal
Last Updated:	January 2025
Last Reviewed:	January 2025

SCHEDULE 1
GUIDELINES FOR 10B5-1 TRADING PLANS

Because the SEC rules on Rule 10b5-1 Plans are complex, Coeur Insiders should consult with their broker, legal and/or tax advisors and be sure they fully understand the limitations and conditions of the rules before you establish a Rule 10b5-1 Plan. Note that for directors and officers, as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (“Section 16 Officer”), Coeur is required to disclose the material terms of all Rule 10b5-1 Plans, other than with respect to price, in Coeur’s periodic report for the quarter in which the Rule 10b5-1 Plan is adopted, terminated or modified. For the avoidance of doubt, these restrictions also apply to all Coeur Insiders.
Rule 10b5-1 Plans must conform to the following requirements in order to be approved under this Policy:
•Each Rule 10b5-1 Plan, and every modification to or termination of, must be approved in advance by the Company’s General Counsel at least five trading days in advance of adoption, modification or termination. 10b5-1 Plans involving the General Counsel must be approved by the Chief Executive Officer or Chief Financial Officer in consultation with other members of the Legal Department and/or outside counsel. The Company reserves the right to withhold approval of any Rule 10b5-1 Plan, modification or termination. In addition, the Company may, in its sole discretion, require Coeur Insiders to terminate a Rule 10b5-1 if the Company deems a termination necessary and advisable, for instance, to comply with trading restrictions imposed in connection with any lock-up agreements required in connection with a securities issuance transaction or other similar events.
•Must be signed and adopted (or modified or terminated) at a time when the applicable Coeur Insider has no material non-public information, the trading window is open (with respect to a Designated Individual) and there are no applicable special trading blackouts. Under these guidelines, any modification/amendment to the amount, price, or timing of the purchase or sale of the securities underlying the Rule 10b5-1 Plan will be deemed to be a termination of the current Rule 10b5-1 Plan and creation of a new Rule 10b5-1 Plan. If you are considering administerial changes to your Rule 10b5-1 Plan, such as changing the account information, you should consult with the Legal Department in advance to confirm that any such change does not constitute an effective termination or modification of your plan.
•Must provide that no transactions will be made under the Rule 10b5-1 Plan:
oFor Directors and Section 16 Officers: until the later of (i) 90 days after adoption of or modification to the Rule 10b5-1 Plan or (ii) two business days after disclosure of the Company financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 Plan was adopted or modified; and

Policy Name:	Insider Trading Policy
Department:	Legal
Last Updated:	January 2025
Last Reviewed:	January 2025

oFor All Other Coeur Insiders: until 30 days after adoption of or modification to the Rule 10b5-1 Plan, or, if the end of the 30-day period falls in a closed trading window, until the first open trading day of the next open trading window following the adoption of or modification to the Rule 10b5-1 Plan.
•For Directors and Section 16 Officers, must include a certification from the Coeur Insider that they (i) are not aware of material non-public information regarding the Company or its securities, and (ii) are adopting or modifying the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.
•No more than one Rule 10b5-1 Trading Plan can be trading at a time. Notwithstanding the foregoing, two separate Rule 10b5-1 Trading Plans can be in effect at the same time (but not trading at the same time) so long as the later-commencing plan meets all the conditions set forth in Rule 10b5-1. Depending on the circumstances, terminating an earlier-commencing plan after entering into your later-commencing plan may cause plan(s) to no longer be eligible for the affirmative defense under Rule 10b5-1. Please consult the Legal Department with any questions regarding overlapping plans.
•Must prohibit the Coeur Insider and any other person who possesses material non-public information from exercising any subsequent influence over how, when, or whether to effect purchases or sales.
•There can be no corresponding or hedging transaction or position with respect to the securities subject to the Rule 10b5-1 Plan and each Coeur Insider must agree not to enter into any such transaction while the Rule 10b5-1 Plan is in effect.
•Rule 10b5-1 Plan must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. Coeur Insider must act in good faith with respect to the Rule 10b5-1 Plan for the entirety of its duration.
Coeur Insiders must continue to review and keep the Company informed of the transactions occurring under the Rule 10b5-1 Plan to assist the Company and the insider in ensuring prompt filing of any requisite Section 16 filings, compliance with Rule 144, if required, and cessation of pre-arranged trades during any period when a lock-up is imposed on insiders.
None of the Company, nor any of the Company’s Section 16 Officers, employees or other representatives, shall be deemed, solely by their approval of an insider’s Rule 10b5-1 Plan, to have represented that any Rule 10b5-1 Plan complies with Rule 10b5-1 or to have assumed liability or responsibility to the insider or any other party if such Rule 10b5-1 Plan fails to comply with the Rule.